Exhibit 11.1

CODE OF CONDUCT OF

BRASILAGRO - COMPANHIA BRASILEIRA DE PROPRIEDADES AGRÍCOLAS

I.	Principles and Values

Brasilagro shall conduct its business activities with honesty and integrity, which requires that its business and daily relationships be conducted with strict compliance with all the applicable laws and regulations, in accordance with the highest ethical standard.

Brasilagro must work aiming at continuous improvement and compliance with current environmental laws and regulations.

This Code was inspired by the principles of integrity, transparency and reciprocity in internal and external relations, with broad and effective communication emphasizing its values and guided by national and international standards and regulations.

Board members, executive officers and employees of Brasilagro are required to work with honesty, integrity and responsibility upon interaction, with clients, investors, suppliers, government authorities and communication agents, as well as with any other entity or individual.

This Code provides a wide range of guidelines regarding the accepted and expected individual or business behavior; however, it is not possible to consider all the possible situations that one may face in the corporate relationships. Accordingly, this Code does not substitute the responsibility of each one to be cautious and to search for, whenever necessary, advisory on the best conduct to be followed.

Should there be any doubt, Brasilagro board members, executive officers and employees are required to search for advice from the Ethics Committee members, who, in addition to providing periodic training on the need to comply with the provisions of this Code, will also be available to answer any questions, to advise you and also to receive reports on suspected infringements. Communication with the Ethics Committee concerning this Code are required to be made directly or through the confidential means made available by the Company.

II.	Objective Rules

❖	Duties and Responsibilities

According to this Code, the board members, executive officers and employees of Brasilagro are required to:

●	Conduct business with honesty, and integrity, taking measures to avoid that his/her behavior results in a conflict of interest with his personal and professional life;

●	Assure that any information related to Brasilagro presented to government, regulatory authorities and shareholders are complete, true, accurate and appropriate;

●	Always act according to the applicable laws, decrees and regulations;

●	Inform the Ethics Committee, in due time and proper manner, any and all violation to this Code; and

●	Respect and care for the faithful compliance with this Code.

❖	Confidential Information

There is certain information with confidential character, such as information related to business, investments in the business prospection, financial statements not yet disclosed, purchase and sale of any type of significant assets, data and facts which may result in litigation significantly affecting the financial statements, our clients’ data, internal procedures, policies and organizational issues, among others, should be protected and properly used. Such information can only be used for the proposed purpose and should not be shared with external people, or any employees who do not need it for the fulfillment of their tasks. Unintended disclosures should be avoided.

❖	Marketing, Publicity and Promotions

The relationship between Brasilagro and media should be based on transparence, reliability and trust, always taking into consideration the ethical values. Brasilagro advertising and promotions should promote a clear and honest message, which cannot be misunderstood by its investors, clients and/or suppliers.

❖	Protection and Good Use of the Company’s Assets

Board members, executive officers and employees of Brasilagro are duty-bound to protect the Company’s assets, ensuring their efficient use and are not authorized to use such assets in an inappropriate manner or with a divergent purpose other than to carry out their work, unless expressed authorization by their immediate superior. The assets of Brasilagro shall only be used for legitimate and appropriate purposes.

Any invention, model, article, presentation, memorandum, software or website created as a result of the association or job relationship or of the services rendering to Brasilagro are the exclusive property of Brasilagro.

❖	Policies, Procedures and Internal Controls

Board members, executive officers and employees of Brasilagro are required to comply with the policies, procedures and internal controls of the Company. Such control procedures include, among others, those related to: use of passwords (personal and not transferable); access, use and supply of information; authorizations and approvals; management of resources and other own resources; registry of operations; and the subjects involving assumption of obligations before third parties.

❖	Anti-Corruption Law

Brazilian Federal Law No. 12,846, the so-called Anti-Corruption Law, was approved on August 1, 2013 in order to fight corruption and encourage the adoption of practices that ensure transparency within companies. Said Law details the objective responsibility of legal entities, at administrative and civil spheres, for acts against the public administration, domestic or foreign, as well as other measures.

The Anti-Corruption Law, which has been in force since January 29, 2014, considers the following acts, among others, to be harmful to the public administration: (i) active corruption; (ii) the financing of illicit acts; (iii) irregularities in the financing of political campaigns; (iv) fraud in public bids; (v) obtaining undue advantages or benefits arising from agreements entered into with the public administration; and (vi) manipulation of the economic financial balance of agreements entered into with the public administration.

All employees must immediately inform the Ethics Committee, directly or through the confidential means made available by the Company, if they become aware of any infractions provided for in the aforementioned Anticorruption Law and/or in this Code, committed by any employee, executive officer, board member, consultant, supplier or business partner of Brasilagro.

Notwithstanding the provisions of the Anti-Corruption Law and this Code, employees who commit the violations set forth therein may be held personally responsible in the administrative, civil and criminal spheres.

III.	Labor Relationships

Brasilagro is committed to contract and promote employees taking into consideration the qualifications and experience needed for the position, aiming at promoting the development of its professionals based on equality, reliability, tolerance and respect.

IV.	Duties

Brasilagro is committed to the environment by innovating through the use of best practices for the development of its activities. It works to strike a balance between resource efficiency and increasing productivity. It values the relationship with employees and the communities of the regions wherein it operates. It carries out long-term planning, seeking to develop in a sustainable manner aiming at preserving for future generations. Brasilagro is part of a process of cultural change, which it shares with the people with whom it interacts.

Brasilagro is also committed to promote secure and hygienic working conditions to its employees. It is each employee’s duty, however, to comply with security standards and procedures, labor health and hygiene, assuming with responsibility the necessary guidelines to protect his coworkers and himself. All the employees must immediately inform Brasilagro’s Ethics Committee of any accident, unsecure labor practice and/or condition, either directly or through the confidential means made available by the Company.

❖	Relationship with Shareholders

The operations of Brasilagro are conducted in accordance with the international ethical standards, regulations and principles, including, among others, responsibility, honesty, and integrity. Brasilagro provides its shareholders transparent, true and accurate information of its results, financial statements, and other information that allows them to follow the Company’s activities and the performance, always in strict conformity with the standards of the Brazilian Securities and Exchange Commission - CVM, of SEC - Securities and Exchange Commission and other applicable regulations.

V.	Reporting Infringements

Should any board member, executive officer employee, service provider or client become aware or suspect of any breach to applicable law or regulation, of the Code or any policies, procedures or internal control of Brasilagro, such breach/infringement or questionable conduct shall be immediately reported to the Ethics Committee directly or by means of the Reporting Channel. It is an additional channel to send reports or complaints, wherein anonymity is guaranteed, if the whistleblower so wishes, through a telephone exchange or the Internet, coordinated by an outsourced company specifically contracted for this purpose. Reports submitted by the contracted company are processed and a report is sent to the Ethics Committee.

Nobody will be subject to retaliation due to a report in a good faith, which respects the right and the right to privacy of those people involved, under suspicious of infringement or questionable conduct.

All the reported infringements shall be promptly inspected and treated as confidential. It is essential that those reporting infringements do not conduct their own preliminary investigation. Investigations about alleged infringements may involve complex legal issues, and by acting on his own may commit the integrity of the investigation and adversely affect both the one reporting the fact and Brasilagro.

❖	Marketable Securities Trading

Board members, executive officers and employees who have and/or trade shares or any other security issued by Brasilagro, of competitor companies and/or companies with which Brasilagro maintains business relationship should strictly notice the Trading Policy with Marketable Securities Issued by Brasilagro.

VI.	Management of the Code

Divergences and disputes resolutions among the board members, executive officers, and/or employees of Brasilagro arising from this Code are the Ethics Committee competence, which is also responsible, in cases of breach to the Code, for determining the applicable disciplinary sanctions.

The Ethics Committee is composed by two instances, as follows: (a) the First Instance is responsible for the resolution of issues related to the Code involving employees of the Company; and (b) the Second Instance is responsible for the solution of issues related to the Code involving board members and executive officers of the Company.

The members of the second instance of the Ethics Committee shall be appointed by the Board of Directors, while the members of the first instance of the Ethics Committee shall be appointed by the second instance of the Ethics Committee.

Any change to this Code should be proposed by the First Instance of the Ethics Committee and submitted to the approval of the Second Instance of the Ethics Committee.

Renouncements to the Code may only be granted by the Second Instance of the Ethics Committee.

The introduction to Brasilagro’s code of conduct is made by the occasion of the hiring of an employee and at each amendment to said Code. In addition, on a yearly basis, the code of conduct is electronically sent to employees and made available on the Company’s website so that other affected members have knowledge thereof.

VII.	Sanctions

All Brasilagro employees are required to read the Code and sign the delivery receipt, whereby they accept and undertake to act in accordance with the Code.

Violations to the Code are subject to sanctions under labor law, including termination of employment contract by fair dismissal, without prejudice to civil or criminal actions applicable to the behavior.

No board member, executive officer or employee of Brasilagro shall:

●	Give or receive favors or benefits to/ from clients, potential clients, suppliers, potential suppliers, other board members, executive officers or employees, government authorities, other entities or individuals, which could be perceived as inappropriate or do not keep relationship with Brasilagro’s operations and business;

●	Personally benefit from the results of opportunities arising from the use of assets owned by the Company, contacts, information or the position occupied in the organization;

●	Work or render services (including advisory) in competitor companies or in activities which could be in conflict with the Company’s interests;

●	Perform tasks or any personal activities during the working day, unless otherwise specifically authorized by his immediate superior;

●	Act in behalf of Brasilagro in a transaction in which himself, or his direct family or companies related to him, have a direct or indirect interest.

Only in the following situations may board members, executive officers and employees accept or offer benefits to or from other board members, executive officers and employees, suppliers, clients, government authorities: Christmas, social event or special occasion, such as: promotion, graduation, anniversary, wedding, child’s birth, retirement, etc., provided that such benefits do not exceed in their whole the amount established in the fiscal year, according to Annex I hereto, or that their acceptance/ offer be an usual practice among the employees of the organization.

Non-compliance with this Code will be judged by the Ethics Committee and violators will be subject to due punishment.

ANNEX I TO THE CONDUCT CODE OF

BRASILAGRO COMPANHIA BRASILEIRA DE PROPRIEDADES AGRÍCOLAS

The benefits, individually or in its aggregate value, cannot exceed the amount of five hundred Brazilian Reais (R$ 500, 00), which limit shall be effective during the financial year of the Company.

ANNEX II TO THE CONDUCT CODE OF

BRASILAGRO COMPANHIA BRASILEIRA DE PROPRIEDADES AGRÍCOLAS

Members of the Ethics Committee

First Instance:

Gustavo Lopez

Mariana Rezende

Wender Vinhadelli

Second Instance:

Alejandro Gustavo Elsztain

Saul Zang

André Guillaumon